Exhibit 10.23

EXECUTIVE EMPLOYMENT AGREEMENT

between

TREASURE GLOBAL INC.

and

CHUAH SU CHEN

DATED 16TH OF JUNE 2021

Management Services Agreement

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made on 16th of June 2021

BETWEEN:

(1)	Treasure Global Inc. (Registration No.: 7908921), incorporated in the State of Delaware, with its registered address at 16192 Coastal Highway, Lewes, Delaware 19958, Country of Sussex (the “Company”) on the first part;

AND

(2)	CHUAH SU CHEN (NRIC.: 790412-08-5696), of 32, Jalan Setia Impian U13/6E, 40170 Setia Alam, Shah Alam, Selangor, Malaysia, (the ”Executive”) of the other part,

(hereinafter jointly referred to as the “Parties” and, individually, as a “Party”).

RECITALS

A.	The Board of the Company has approved and appointed the Executive as the Chief Operations Officer of the Company.

B.	The Company desires to enter into a formal agreement with the Executive to set forth the terms and conditions governing the Executive’s employment.

NOW THEREFORE, in consideration of the recitals and mutual agreements herein set forth, the Company and the Executive agree as follows:-

1.	DEFINITIONS AND INTERPRETATION

In this Agreement, including without limitation the recitals and the schedules, unless the context otherwise requires:

Management Services Agreement

1.1	the following expressions shall have the meaning set out against them:

“Agreement”	:	means this Management Services Agreement;

“Appointment”	:	Means the appointment of the Executive as Chief Operations Officer of the Company as provided under Clause 2;

“Board”	:	means the board of directors for the time being of the Company or the directors present at any meeting of the Board duly convened and held;

“Confidential Information”	:	means all information which the Company owns or is licensed to use and which it is entitled to protect against unrestricted disclosure to others, which is understood as being confidential in nature including but not limited to trade secrets, client/customers lists, drawing, know-how techniques, business and marketing plans, projections, arrangements and agreements with third parties and the Company, the financial affairs of the Company’s business, details of the Company’s clients and customers, any information proprietary to such clients or customers, formulae, concepts not reduced to material form, designs, plans and models; and

“Company”	:	means Treasure Global Inc

1.2	where two (2) or more persons or parties are included or comprised in any expression, agreement, covenant, term, stipulation, representation, warranty and/or undertaking expressed to be made by or on the part of such persons or parties, the aforementioned shall be deemed to be made by and binding upon and enforceable against such persons or parties jointly and severally (unless otherwise expressly specified herein);

1.3	references to Clauses, Recitals and Schedules are to clauses, recitals, appendices and schedules to this Agreement and shall form an integral part of this Agreement; and

1.4	the headings are for convenience only and shall not affect the interpretation hereof.

1.5	unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.6	reference to “business day” means a day except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled) on which banks and financial institutions are open for business in Kuala Lumpur, Malaysia; and

unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

2.	EMPLOYMENT

2.1	The Company hereby employs the Executive, and the Executive accepts the employment as Chief Operations Officer of the Company. As the Company’s Chief Operations Officer, the Executive shall render such services to the Company as are customarily rendered by the Chief Operations Officer of comparable companies and as required by the articles or by-laws of the Company.

Management Services Agreement

3.	TERM AND RENEWAL

3.1.	The term of this Agreement shall commence on the date first written above (the “Effective Date”) and shall continue until the last day of the calendar year following the Effective Date (the “Term”) and shall be automatically renewable on a yearly basis at the discretion of the Board.

4.	EXECUTIVE’S DUTIES AND BASIC OBLIGATION

4.1	The Executive shall during the Term of this Agreement use his best endeavours to carry out his duties and to protect and promote the interest of the Company.

4.2	The Executive shall:

(a)	devote his time, attention and skill to the discharge of the duties of his office as Chief Operations Officer of the Company;

(b)	faithfully and diligently perform such duties and exercise such powers as are consistent with his office;

(c)	in the discharge of such duties and in the exercise of such powers observe and comply with all lawful resolutions, regulation and discretion from time to time made or given by the Board;

(d)	serve along as a member of the senior leadership team with the CEO, CFO, CMO, CTO and VP;

(e)	working closely and supporting CEO in part of the major corporate and strategic decisions, direct the company’s overall growth, ensuring execution throughout the organization, by leveraging complementary strengths of each other;

5.	COMPENSATIONS AND BENEFITS

5.1	During the Term of this Agreement, the Executive shall be entitled to the compensations and the benefits as stipulated hereunder in Schedule 1.

6.	TERMINATION OF THE APPOINTMENT

6.1	Either Party may terminate this Agreement by giving the other not less than two (2) months prior written notice of such termination. The Company may at its sole and absolute discretion pay a proportionate amount as of Salary in lieu of any required period of notice.

Management Services Agreement

6.2	Notwithstanding any other provision of this Agreement, the Company shall be entitled to terminate the Appointment by one (1) month notice in writing given at any time while the Executive shall have been incapacitated or prevented by reason of ill health injury or accident from performing his duties hereunder for a period of or periods aggregating 90 days in 12 months preceding the giving of such notice.

7.	RESTRICTIVE COVENANTS

7.1	The Executive hereby agrees undertakes and warrants that, during the Appointment and for a period of 6 months thereafter, he shall not be (unless with the approval of Board), either alone or in association or partnership with or as an employee, principal, agent, director, manager, member, shareholder, unit-holder, beneficiary or trustee of, as a consultant or adviser to any person or otherwise, or directly or indirectly engaged or concerned with or interested in any other business which is in any respect in competition with or similar to any part of the business carried out by the Company.

7.2	The Executive further agrees, undertakes and warrants that during the Term of his employment, he shall not:

(a)	solicit or entice or endeavour to solicit or entice away from the Company any director, manager or employee of any such company whether or not such person would commit any breach of his contract of employment by reason of leaving the service of such company;

(b)	in competition with the Company seek, endeavour to entice away or solicit business from any person, firm, company, organization, concern, undertaking, body corporate to whom the Company at any time during the Appointment made a pitch or presentation or an offer or request to provide services;

(c)	seek or accept employment with or engagement by or otherwise perform services for on engage in business with or be in any way interested in or connected with any parties that would be in competition with the Company;

(d)	interfere or seek to interfere with or make arrangement which have the effect of harming contractual or other trade relations between the Company and any other third parties; or

(e)	communicate to any person, concern, undertaking, firm or body corporate orally or in writing anything which is intended to or which will or may damage the reputation of the Company whether directly or indirectly and whether on his own behalf or with for or on behalf of any other person, concern, undertaking, firm or body corporate.

Management Services Agreement

(f)	With respect to any Confidential Information disclosed to the Executive or to which the Executive has access, the Executive shall maintain strict confidence, either during or after the termination of the Appointment without limit in point of time and shall not deal with the same in any other manner except as authorised or required by the duties herein provided.

7.3	The foregoing restrictions on the Executive’s right to use and disclose Confidential Information shall not apply to any Confidential Information include:

(a)	is or becomes public knowledge other than through the fault of the Executive;

(b)	the Executive received the express written approval of the Company to use or disclose to the extent and in the manner permitted by the Company; or

(c)	the Executive is required to disclose pursuant to the lawful requirement or request of a governmental agency having jurisdiction over it, provided that, the Executive shall give the Company notice of same as soon as practicable.

7.4	Whilst the restrictions contained in this Clause are considered by the parties to be reasonable in all circumstances it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that if any such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interest of the Company but would be valid if part of the wording thereof were deleted or the periods (if any) thereof were reduced the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

8.	GOVERNING LAW AND JURISDICTION

8.1	This Agreement shall be governed by and construed in accordance with the laws of Malaysia.

8.2	Any dispute arising from, out of or in connection with this Agreement shall be settled through friendly consultation between the Parties. Such consultations shall begin immediately after one party has delivered to the other party a written request for such consultations.

8.3	The courts of Malaysia shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter.

9.	PREVIOUS AGREEMENT

9.1	This Agreement shall be in substitution for any previous contracts, agreements, arrangements or understandings between the Company and the Executive concerning or relating to the provisions of services by the Executive (whether as employee or consultant or otherwise) and any such contracts, agreements, arrangements or understandings are hereby terminated.

Management Services Agreement

10.	NOTICES

10.1	All correspondence or notices required or permitted to be given under this Agreement shall be given in English and sent by mail, telefax, electronic mail or delivered by hand at the following addresses:

If to the Company:

Company Name	:	TREASURE GLOBAL INC. (Company No.7908921)
Service Address	:	State of Delaware 16192, Coastal Highway, Lewes, Delaware 19958, Country of Sussex
Email	:	sam@treasuregroup.co
Attention	:	Sam Teo

OR

If to the Executive:

Name	:	CHUAH SU CHEN
Service Address	:	32, Jalan Setia Impian U13/6E, 40170 Setia Alam, Shah Alam, Selangor, Malaysia
Email	:	chanell@treasuregroup.co
Attention	:	Chanell Chuah

or such other address or telefax number as either Party may designate to the other Party in writing.

11.	AMENDMENT

11.1	This Agreement may not be amended, supplemented or modified except by a written agreement or instrument signed by or on behalf of the parties hereto.

12.	SEVERABILITY

12.1	Any provision of this Agreement which is prohibited by or is unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required such law, be severed from this Agreement and rendered ineffective so far as possible without modifying the remaining provisions of this Agreement. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties to the fullest extent permitted by such law to the intent that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

Management Services Agreement

13.	FORCE MAJEURE

13.1.	Neither Party shall incur liability of any kind or nature whatsoever in relation to the other Party in the event of a failure to perform any of its obligations hereunder directly or indirectly caused by circumstances beyond the relevant Party’s reasonable control, such as war or war-like activities, government orders, riots, civil commotion, strike, lock-out or similar actions, an act of God, peril of the sea or any other similar cause.

14.	MISCELLANEOUS

14.1.	None of the provisions of this Agreement shall be deemed to constitute a partnership or joint venture between the parties for any purpose.

14.2.	Upon termination of this Agreement, the Executive shall surrender to the Company any and all books, records, documents and other property in the possession or control of the Executive relating to this Agreement and to the business, finance, technology, trademark or affairs of the Company and its subsidiaries, and except as required by law, shall not retain any copies of the same.

14.3.	No term of this Agreement is enforceable by a person who is not a Party to it, except by the affiliates of the Company and/or the Service Provider.

14.4.	Time is of the essence of this Agreement.

14.5.	The failure of either party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing.

14.6.	This Agreement shall be binding upon and inure to the benefit of the affiliates of the Company and/or the Service Provider.

14.7.	This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

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Management Services Agreement

IN WITNESS WHEREOF this AGREEMENT has been signed as and on behalf of each of the Parties hereto and delivered on the date first above written.

COMPANY

Signed for and on behalf of Treasure Global Inc (Company No. 7908921) in the presence of	) ) ) ) )

/s/ TAN BOON LING	/s/ TEO CHONG CHAN
*Witness/Signatory	Signatory

Name (in full): TAN BOON LING	Name (in full): TEO CHONG CHAN
NRIC/Passport No.: 770325-07-6056	NRIC/Passport No.: 830616-06-5113
*strikeout whichever is not applicable

AND

EXECUTIVE

Signed for or on behalf of	)
CHUAH SU CHEN	)
(NRIC: 790412-08-5696))		/s/ CHUAH SU CHEN
in the presence of:	)

/s/ SAMANTHA LISA EMMANUEL
*Witness/Signatory

Name (in full): SAMANTHA LISA EMMANUEL
NRIC/Passport No.: 961025-10-6120
*strikeout whichever is not applicable

Management Services Agreement

Schedule 1

EXECUTIVE’S COMPENSATION AND BENEFITS

1.	Salary (per month):	as per Gem Reward Sdn Bhd’s remuneration and benefits package
2.	Allowances (per month):	as per Gem Reward Sdn Bhd’s remuneration and benefits package

[End of Schedule 1]